Supplement dated January 4, 1999
                to Proxy Statement/Prospectus dated May 14, 1998

         The following information supplements and amends the Proxy Statement/Prospectus, dated May 14, 1998, of Starwood Financial Trust (the "Company") relating to the offer and sale from time to time by the Selling Shareholders named therein of the Company's Class A Shares of beneficial interest, $1.00 par value per share (the "Class A Shares"). This Supplement should be read in conjunction with the Proxy Statement/Prospectus dated May 14, 1998. All terms not otherwise defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus dated May 14, 1998.

         In order to update the information contained in the section entitled "Selling Shareholders," the following table replaces the table in such section in the Proxy Statement/Prospectus dated May 14, 1998:



                                                                       Shares Owned
                                                                   Prior to the Offering
                                                         -----------------------------------------
Selling Shareholder                                                 Number of
                                                                   New Class A     Percentage      Shares Being
                                                                    Shares (1)     of Class         Offered (1)
                                                         ---------------------------------------------------------


Starwood Mezzanine Investors, L.P......................             10,759,890        20.5%          10,759,890
SOFI-IV SMT Holdings, L.L.C............................             41,079,912        78.4%          41,079,912
Starwood Financial Advisors, L.L.C.....................            2,475,842(2)        4.7%           2,475,842

The members and direct and indirect limited partners
   of SOFI-IV SMT Holdings, L.L.C. and Starwood
   Mezzanine Investors L.P., and certain recipients of
   options to purchase New Class A Shares..............              523,897(3)         *             523,897(3)

------------------------------------


*    Does not exceed 1% of the total outstanding New Class A Shares
(1)  Reflects  consummation  of the  Reorganization  and exchange of the Class A
     Shares for New Class A Shares at the Exchange Ratio.
(2)  Issuable upon exercise of options to purchase New Class A Shares.
(3) To be received upon partnership distributions or issuable upon exercise of options to purchase New Class A Shares.
